SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 16, 2004

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1.	Waiver of Forfeiture Provisions of Non-Employee Directors Stock Compensation Plan for Deceased Director

On December 16, 2004, the Board of Directors waived forfeiture provisions of the Company’s Non-Employee Directors Stock Compensation Plan (“NEDSCP”) with respect to approximately 2,808 unvested shares of Company stock held in the account of Melody C. Teppola, a director of the Company who died on December 6, 2004.

2.	Increase in Director Fees

Following the Organization and Executive Compensation Committee’s (“Committee”) review of the existing terms of compensation for non-employee directors and a review of a survey by the Committee’s independent consultant of compensation paid to non-employee directors of companies of comparable size, the Board of Directors approved modifications to the terms of compensation to be paid to non-employee directors, effective January 1, 2005. The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer (New Board members and all after 12/31/08):	$55,000
Extra Annual Cash Retainer for Committee Chairs:	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,000

Assuming 14 meetings per year (7 Board and 7 committee), for a Board member who chairs one committee, the expected total annual compensation would be $77,500.

As previously reported, the NEDSCP was amended such that the plan terminated as to new awards on January 1, 2005. All existing grants under the NEDSCP will vest according to the terms of the plan. Accordingly, current Board members who have, as of the end of 2004, stock left to vest, continue to vest such stock at approximately $20,000 worth of stock per year through December 31, 2008. During that time, their annual cash retainer would be $35,000 instead of $55,000.

A summary sheet containing the terms of compensation to be paid to the non-employee members of our Board of Directors is attached as Exhibit 10.1 hereto.

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3.	Annual Executive Incentive Compensation

Incentive compensation for executives for 2004 will be determined according to the terms of the Executive Annual Incentive Plan, effective January 1, 2003, as previously filed as an exhibit to the Company’s 2002 Form 10-K. The Company’s Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program, which will motivate key executives to achieve previously established annual performance goals. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals. At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts to be awarded, if any.

The amounts of the awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive’s ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 25% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 37.5% to 75% of base salary if these goals are exceeded.

Individual performance is measured considering (1) achievement of individual performance goals (50-60%), (2) achievement of budget goals (15-25%), (3) values and behaviors ratings by peers (12.5%) and (4) achievement of development goals as determined by the Chief Executive Officer (12.5%).

Company performance goals established for 2004 focused on strengthening the Company’s financial position. These goals included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; and (2) several operating goals related to customer satisfaction improvement, market share, profitability, capital cost management and productivity in serving customers. In combination, these goals measure the Company’s performance in terms of its overall profitability, customer satisfaction, market share, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee accords 50% of the weight to net income and 50% to the combined group of operating goals. The payment of any award for 2004 is conditioned upon the Company’s 2004 net income exceeding a percentage of the target designated in advance by the Committee and being sufficient to cover the payment of all dividends.

4.	Long-Term Incentive Plan Compensation

Long-term incentive compensation for certain executives for 2004 will be determined according to the terms of the Long-Term Incentive Plan, effective July 26, 2001, as previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2001.

The Long-Term Incentive Plan authorizes the Committee to grant annual awards payable in Company stock, based on the Company’s financial performance over three-year performance

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cycles. Awards granted by the Committee in 2002 and 2003 were based on a three-year performance cycle covering the periods 2002-2004 and 2003-2005, respectively. The performance measure used to determine incentive awards for these cycles is the Company’s average return on equity during the period covered by the award in relation to pre-established targeted objectives.

In 2004, awards granted by the Committee included a Company performance measure based on total shareholder return relative to a peer group, with a minimum return of 6% per year for a cycle (75%) and performance milestones relative to the Company’s core and non-core strategic plans (25%). At the end of the cycle, the Committee will determine the Company’s ability to achieve the established criteria and assign a factor to each component ranging between 0% and 200%. As a general guideline, if the Company achieves the targets as stated, the component factor would be 100%.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Summary sheet of non-employee director compensation, effective Jan. 1, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: February 11, 2005	/s/ David H. Anderson
Senior Vice President and Chief Financial Officer

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